Exhibit 5.1

Reed Smith

435 Sixth Avenue
Pittsburgh, PA 15219-1886
412.288.3131
412.288.3063

December 19, 2005

Board of Directors
ArvinMeritor
2135 West Maple Road
Troy, Michigan 48084-7186

Re:	Exchange Offer of $252,537,000 of 8.125% Notes due 2015
for up to $252,537,000 of 8.125% Notes due 2015

Ladies and Gentlemen:

          We have acted as counsel for ArvinMeritor Inc., an Indiana corporation (the “Company”) in connection with the proposed offer (the “Exchange Offer”) to exchange an aggregate principal amount of up to $252,537,000 of the Company’s 8.125% Notes due 2015 (the “New Notes”) for up to an aggregate principal amount of up to $252,537,000 of the Company’s 8.125% Notes due 2015 (the “Old Notes”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes will be issued pursuant to the Indenture (the “Indenture”), dated April 1, 1998, between the Company and BNY Midwest Trust Company (successor to The Chase Manhattan Bank), as trustee, as amended and supplemented by a the First Supplemental Indenture dated as of April 1, 1998, between the Company and the trustee, as further amended and supplemented by the Second Supplemental Indenture dated July 7, 2000 between the Company and such trustee (all references herein to the “Indenture” are to the Indenture as so supplemented and restated, and all references to the “Trustee” are to BNY Midwest Trust Company). As used herein, “Registration Rights Agreement” refers to the registration rights agreement, dated September 30, 2005, among the Company and the initial purchasers of the Old Notes.

          For purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of this opinion, including the following documents:

(i)
executed Officer’s Certificate dated as of September 30, 2005 (the “Officer’s Certificate”);

(ii)
executed counterparts of the Indenture; and

(iii)
executed counterparts of the Registration Rights Agreement.

          The documents referred to in paragraphs (ii) and (iii) above, together with the New Notes, are referred to herein as the “Transaction Documents.”

          In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostat copies and the authenticity of the originals of such latter documents.

          We have assumed that each of the parties to the Transaction Documents (other than the Company) has the power and authority and has taken the action necessary to authorize the execution and delivery of, and the performance of its obligations under, the Transaction Documents to which it is a party, that such Transaction Documents have been validly executed and delivered by each such party and are binding thereon, and that no consent, approval, authorization, declaration or filing by or with any governmental commission, board or agency, which has not been obtained or made, is required for the valid execution or delivery by such party of, or the performance of its obligations under, the Transaction Documents.

          As to matters of fact, we have relied with your permission upon the representations and warranties made in the Transaction Documents and upon certificates of public officials and of officers of the parties to the Transaction Documents, and we have assumed that such representations and warranties and certificates are accurate, complete and valid as of the date when made and as of the date hereof.

          Based on the foregoing, and subject to the exceptions, qualifications, limitations, assumptions and reliances stated herein, it is our opinion that:

1. The Company has been duly incorporated and is validly existing and subsisting as a corporation under the laws of the State of Indiana.

2.         The New Notes have been duly authorized by the Company, and when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and issued in accordance with the terms of the Indenture and the terms of the Officer’s Certificate, will be validly issued and will constitute valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the rights and remedies of creditors generally and general principles of equity.

          Our opinions are issued as of the date hereof and are limited to the laws now in effect as to which our opinions relate and facts and circumstances in existence on the date hereof, and we assume no undertaking to advise you of any changes in the opinions expressed herein as a result of any change in any laws, facts or circumstances which may come to our attention after the date hereof.

          We are licensed to practice law in the Commonwealth of Pennsylvania and the State of New York and do not hold ourselves out to be experts on, or generally familiar with or qualified to express a legal opinion on, the laws of any jurisdiction other than those of the Commonwealth of Pennsylvania and the State of New York. The opinions expressed herein are limited to matters governed by the laws of the Commonwealth of Pennsylvania and the State of New York, in each case as presently enacted and construed. The Indenture is governed by the laws of the State of New York.

          We hereby consent to the filing of this opinion in Exhibit 5.1 to the Registration Statement. We also consent to the discussion of our opinion in the prospectus relating to the New Notes and the reference to our firm under the heading “Legal Matters” in such prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

          This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the Commonwealth of Pennsylvania or the State of New York be changed by legislative action, judicial decision or otherwise.

Ours truly,

/s/ Reed Smith LLP